Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS THIRD QUARTER 2014 RESULTS
Delivers sequential improvement in attrition, SAC, gross adds, and EBITDA margins before items(1)

THIRD QUARTER 2014 FINANCIAL AND BUSINESS HIGHLIGHTS

•	GAAP results include revenue of $849 million, net income of $82 million, diluted EPS of $0.47

•	Diluted EPS before special items of $0.55(1)

•	Recurring revenue of $785 million, up 2.7% or 3.0% in constant currency(1)(2)

•	EBITDA before special items of $452 million(1), up $19 million or 4.4%

•	EBITDA margin before special items of 53.2%(1), up 120 basis points

•	Operating cash flow of $408 million and steady-state free cash flow of $934 million(1)

•	Sequentially lowered revenue attrition to 13.9% and unit attrition to 13.5%

•	ADT Pulse take rate rose to 49%; Pulse customers currently comprise nearly 14% of the base

•	Direct channel net SAC creation multiple of 31.1x, a sequential improvement of 2.8x

•	Completed $79 million of share repurchases during the quarter
BOCA RATON, Fla. - July 30, 2014 - The ADT Corporation (NYSE: ADT) today reported its financial results for the third quarter of 2014. The Company reported diluted earnings per share of $0.47. Excluding special items for the separation from Tyco, merger and restructuring costs, 2G radio conversion costs, and discrete tax items, diluted earnings per share was $0.55(1). This compares to diluted earnings per share excluding special items of $0.53(1) in the third quarter of 2013. Using the Company's cash tax rate, diluted earnings per share before special items was $0.80(1).
The Company reported total revenue of $849 million, an increase of 1.9%, or 2.2% in constant currency(1), compared to the third quarter of 2013. Recurring revenue, which made up 92% of total revenue in the quarter, was $785 million, up 2.7% compared to the same period last year and up 3.0% in constant currency(1). Recurring revenue growth was primarily driven by an increase in average revenue per customer, which rose 3.9% over last year to $41.85. Revenue attrition for the quarter was down 30 basis points sequentially to 13.9% and unit attrition for residential and small business was 13.5%, down 20 basis points sequentially. ADT closed the quarter with 6.4 million customer accounts.
EBITDA before special items increased by $19 million to $452 million(1), 4.4% higher than the prior year and EBITDA margin before special items was 53.2%(1), a 120 basis point improvement. The year-over-year increase in margins was primarily attributable to productivity improvements, cost efficiencies and timing of certain expenses.
Free cash flow before special items was $98 million(1) in the quarter, down from $165 million(1) in the same period last year due to higher interest paid on incremental debt, timing of certain operating cash payments, and an increase in capital expenditures related to the success of Pulse. The Company also reported steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, of $934 million(1). Although steady-state free cash flow was $49 million dollars below the same period last year, it increased sequentially by $148 million driven by lower subscriber acquisition costs, higher EBITDA and improved attrition levels.

"Our results in the quarter reflect the progress we are making against the initiatives we identified at the beginning of the year and provide a glimpse of where we are driving the business in the future," said Naren Gursahaney, ADT's chief executive officer. "This quarter, we saw visible evidence of our efforts to solidify our core leadership position and reposition the business for growth and greater profitability. We drove sequential growth in gross additions in both channels and reduced our attrition consistent with our guidance. Stronger operational performance and our continued commitment to cost efficiency drove healthy increases in EBITDA before special items(1) and bottom line results. We also extended our leadership position in the market, launching the Pulse voice application, an industry first, driving Pulse take rates to 49% overall, and closing transactions with Protectron and Life 360. While we are pleased with our performance in the quarter, we recognize that we have more to accomplish and we remain focused on executing our plan and driving value for all of our stakeholders."
PROGRESS ON 2014 PRIORITIES: GROWTH INITIATIVES

•
Growth investments in ADT Pulse - The Company continued to invest in capturing opportunities in interactive services and home automation, achieving strong growth in its ADT Pulse platform. ADT Pulse take rates climbed to 49% of customer additions, up from 28% last year, and upgrade units increased by 77% from a year ago largely driven by promotional offers during the quarter. ADT Pulse customers now make up almost 14% of the total customer base, or approximately 875,000 customers, which generate higher ARPU than the average of the base and exhibit lower attrition characteristics.

•
Attrition reduction initiatives - The majority of customer attrition is driven by relocations associated with the housing recovery and non-pay customers. During the quarter, the Company continued to take action to improve its ability to reduce customer attrition, including expanding the roll out of tighter credit screening policies and other non-pay initiatives, strengthening resale efforts and customer loyalty programs, and driving increased penetration of ADT Pulse automation which exhibits better retention characteristics. These actions, along with a more stable housing market, drove improvements in attrition resulting in revenue attrition in the quarter of 13.9% -- a 30 basis point improvement sequentially, and unit attrition in our residential and small business channels of 13.5% -- a 20 basis point improvement sequentially.

•	Improving the dealer channel - Aligned with a key priority to improve productivity in the dealer channel, the Company took steps to strengthen the quality of this channel.

◦
The Company expanded its dealer network and drove a 43% take rate in ADT Pulse units in the quarter, up from 15% in the comparable period last year. Total dealer channel sales production for the quarter was up sequentially and nearly reached the level of production from the fourth quarter last year, as the Company made progress on its efforts to resume growth in this channel.

◦
The Company signed a 5-year renewal contract with Defender Direct, ADT's largest dealer, who became the Company's first Authorized Premier Provider. This designation will strengthen ADT's relationship with Defender and will allow both companies to work closely on new initiatives to drive growth.

•	Expanding presence in Small Business - Aligned with the strategy to capture the opportunity in the Small Business space, the Company executed on targeted growth initiatives in this channel.

◦	ADT Pulse take rate in the small business channel improved to 39% during the quarter.

◦
The Company expanded its video surveillance offering launching both cloud-based and on-site secure storage solutions, providing small business owners with enhanced visibility into the security of their businesses.

◦
The Company continues to execute upon its strategic plan to deliver customized security and automation solutions to address the most common needs and concerns of business owners within a particular industry by announcing the Food and Beverage Solutions Bundle in addition to the previously announced ADT Retail Solutions Bundle.

•
Leverage M&A to accelerate growth - Subsequent to the close of the quarter, the Company completed its acquisition of Reliance Protectron Security Services, expanding and strengthening its presence in Canada. Protectron is a growing security company based in Canada with over 400 thousand high quality residential and commercial accounts (including approximately 30,000 contract monitored accounts), a strong management team, and recurring monthly revenue of approximately $11 million.

•
Forging new partnerships to achieve future vision - The Company continues to build out its strategic partnerships as it looks to expand beyond its strength in managing and protecting physical assets to protecting digital assets and protecting its customers outside of the home.

◦
The Company extended its leadership position in the security and home automation industry by taking a minority stake and entering into a commercial relationship with Life360 -- the premier family networking and location-based services firm with over 18 million North American users. The partnership will be a valuable lead generation source for its traditional security services and a development vehicle for ADT's personal, on-the-go, security services.

•
Innovations in ADT Pulse and Product Development - The Company continues to enhance the customer home automation experience, and is taking steps to broaden its services in protecting more aspects of customers lives.

◦	The Company launched the ADT Pulse Voice Application, an industry first, allowing customers to interact with their Pulse system using voice commands.
"We are executing our strategy of investing in growth while focusing on initiatives to improve cost efficiency, operating margins, and lower subscriber acquisition costs in order to maximize returns to shareholders," said Michael Geltzeiler, ADT’s chief financial officer. "In the third quarter, we invested in our product portfolio, announced a significant acquisition to strengthen our business in Canada and entered into strategic partnerships to enhance our business for the future. We also drove improvements in our cost structure and margins, highlighted by a sequential improvement in cost to serve(3) and a 120 basis points increase in EBITDA margins before items(1). The creation multiple in our direct channel, excluding the impact of Pulse upgrades, improved 2.8x sequentially, despite an increase in Pulse traction and promotional activities. We are pleased with our progress to date, and we have a strong pipeline of opportunities to drive future improvements."
PROGRESS ON 2014 PRIORITIES: COST EFFICIENCIES

•
The Company made progress on its cost efficiency initiatives, improving its recurring revenue margin(4) and creation multiple on a sequential basis. Total operating expenses before special items(3) were up only 2% over last year despite the acquisition of Devcon and higher depreciation and amortization expenses of 8%. EBITDA margin before special items rose to 53.2%(1), up 120 basis points versus prior year and 170 basis points versus Q2 2014.

•
Cost to serve / G&A - Cost to serve before special items(3) was up slightly to the comparable period last year and lower by 3% sequentially, despite higher product related costs associated with the increase in ADT Pulse accounts and support costs related to the Devcon acquisition. Sequential improvements were driven by a number of factors including lower maintenance and bad debt expense, Devcon synergies and lower G&A costs related to ongoing restructuring efforts.

•
Subscriber acquisition cost (SAC) / Creation multiple - Net creation multiple for both the direct and dealer channels combined, excluding the impact of Pulse upgrades, was 31.0x, 3% lower on a quarter sequential basis. Sequential improvements in the net creation multiple were driven by SAC improvements, partially due to the higher level of gross additions, rationalization in the installation area and higher ARPU from our new customers. We expect to benefit more from these and other initiatives, including the launch of electronic contracts and planned hardware efficiencies in the future.

PROGRESS ON 2014 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

•
M&A - The Company closed the acquisition of Reliance Protectron Security Services on July 8th for approximately CAD $555 million and was funded from cash on hand and additional borrowings under its revolver.

•
Share repurchase - The Company continued to return cash to shareholders under its previously announced three-year, $3 billion share repurchase program, repurchasing 2.6 million of its shares for $79 million during the third quarter as previously announced. Since the beginning of this fiscal year, the Company has repurchased 35 million shares for $1.4 billion, at an average price of $38.49.

•
Debt/Capital Structure - Long-term debt totaled $4.7 billion at the end of the quarter, bringing the Company's leverage ratio, based off of a trailing twelve month EBITDA before special items, to 2.7(1). Subsequent to the close of the third quarter, the Company borrowed $375 million from the revolving credit facility, largely to help fund the Reliance Protectron acquisition.

•	Quarterly dividend - The Company paid a quarterly dividend of $0.20 per share on May 21st, an increase of 60% versus last year.

FISCAL 2014 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q3 2014	Q3 2013	Change
Recurring revenue	$785	$764	2.7%
Other revenue	$64	$69	(7.2)%
Total revenue	$849	$833	1.9%
EBITDA before special items(1)	$452	$433	4.4%
EBITDA margin before special items(1)	53.2%	52.0%	120 bps
Net income	$82	$113	(27.4)%
Diluted earnings per share	$0.47	$0.52	(9.6)%
Diluted earnings per share before special items(1)	$0.55	$0.53	3.8%
Diluted weighted-average shares outstanding	175	219	(20.1)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q3 2014 include special items totaling $30 million, which is comprised of $29 million in cost to serve and $1 million in separation costs; Q2 2014 operating expenses include special items totaling $19 million, comprised of $7 million in cost to serve, $8 million in depreciation and amortization and $4 million in separation costs; Q3 2013 operating expenses include special items totaling $6 million of separation costs.
(4) Recurring revenue margin equals recurring revenue minus cost to serve before special items divided by recurring revenue.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's third quarter 2014 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (866) 318-8615, pass code 82513397 when prompted. The telephone dial-in number for participants outside the United States is (617) 399-5134, pass code 82513397 when prompted.

•
An audio replay of the conference call will be available at 12:30 p.m. (ET) on July 30, 2014 and ending at 11:59 p.m. (ET) on August 20, 2014. The dial-in number for participants in the United States is (888) 286-8010, pass code 90966067 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 90966067 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to approximately 6.4 million customers and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.

Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure), and recurring revenue in constant currency (non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
EBITDA (pre-SAC) is a useful measure of the Company’s success in retaining and servicing our customer base while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (pre-SAC) (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, and subscriber acquisition related revenue and expenses. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and EBITDA (pre-SAC) before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.
There are material limitations to using EBITDA and EBITDA (pre-SAC). EBITDA and EBITDA (pre-SAC) may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and EBITDA (pre-SAC) do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, EBITDA (pre-SAC) does not take into account expenses related to acquiring new customers. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and EBITDA (pre-SAC) in conjunction with net income as calculated in accordance with GAAP. The EBITDA and EBITDA (pre-SAC) discussion above is also applicable to the respective margin measures.
FCF is a useful measure of our ability to service debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding EBITDA (pre-SAC), on a quarter-to-date basis. EBITDA (pre-SAC) is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.

The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt service requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, EBITDA (pre-SAC) and EBITDA margin (pre-SAC) before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco");

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure to maintain the security of our information and technology networks;

•	interruption to our monitoring facilities;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	our ability to develop or acquire new technology;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	adverse developments in our relationship with our employees;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	capital market conditions, including availability of funding sources;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Nine Months Ended
	June 27, 2014	June 28, 2013	% Change	June 27, 2014	June 28, 2013	% Change
Revenue	$849	$833	1.9%	$2,525	$2,463	2.5%
Cost of revenue	354	343	3.2%	1,072	1,020	5.1%
Selling, general and administrative expenses	307	292	5.1%	918	874	5.0%
Radio conversion costs	18	—	N/M	27	—	N/M
Separation costs	1	6	(83.3)%	10	17	(41.2)%
Operating income	169	192	(12.0)%	498	552	(9.8)%
Interest income	1	1	—%	1	1	—%
Interest expense	(50)	(32)	56.3%	(143)	(86)	66.3%
Other (expense) income	(35)	1	N/M	(33)	23	(243.5)%
Income before income taxes	85	162	(47.5)%	323	490	(34.1)%
Income tax expense	(3)	(49)	(93.9)%	(101)	(165)	(38.8)%
Net income	$82	$113	(27.4)%	$222	$325	(31.7)%

Earnings per share:
Basic	$0.47	$0.52	(9.6)%	$1.21	$1.44	(16.0)%
Diluted	$0.47	$0.52	(9.6)%	$1.20	$1.43	(16.1)%
Weighted-average shares outstanding:
Basic	174	217	(19.8)%	184	225	(18.2)%
Diluted	175	219	(20.1)%	185	228	(18.9)%

Effective tax rate	3.5%	30.2%	N/M	31.3%	33.7%	(240) bps
N/M - not meaningful

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 27, 2014	September 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$250	$138
Accounts receivable trade, net	87	86
Inventories	75	66
Prepaid expenses and other current assets	71	85
Deferred income taxes	180	205
Total current assets	663	580
Property and equipment, net	238	235
Subscriber system assets, net	2,198	2,002
Goodwill	3,459	3,476
Intangible assets, net	2,832	2,922
Deferred subscriber acquisition costs, net	555	520
Other assets	188	178
Total Assets	$10,133	$9,913
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$3
Accounts payable	174	203
Accrued and other current liabilities	228	264
Income taxes payable	39	43
Deferred revenue	239	245
Total current liabilities	683	758
Long-term debt	4,725	3,373
Deferred subscriber acquisition revenue	817	769
Deferred tax liabilities	644	551
Other liabilities	122	140
Total Liabilities	6,991	5,591
Total Equity	3,142	4,322
Total Liabilities and Equity	$10,133	$9,913

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	June 27, 2014	June 28, 2013	% Change
Cash Flows from Operating Activities:
Net income	$222	$325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	767	697
Amortization of deferred subscriber acquisition costs	98	91
Amortization of deferred subscriber acquisition revenue	(111)	(99)
Stock-based compensation expense	15	14
Deferred income taxes	102	165
Provision for losses on accounts receivable and inventory	33	39
Changes in operating assets and liabilities and other	39	41
Net cash provided by operating activities	1,165	1,273	(8.5)%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(362)	(428)
Subscriber system assets	(488)	(415)
Capital expenditures	(56)	(47)
Acquisitions, net of cash acquired	—	(16)
Other investing	(7)	(2)
Net cash used in investing activities	(913)	(908)	0.6%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	14	77
Excess tax benefit from stock-based award activities	2	—
Repurchases of common stock under approved program	(1,384)	(1,062)
Dividends paid	(97)	(86)
Proceeds received for allocation of funds related to the Separation	—	61
Proceeds from long-term borrowings	1,725	700
Repayment of long-term debt	(377)	(2)
Debt issuance costs	(20)	(6)
Other financing	(3)	(6)
Net cash used in financing activities	(140)	(324)	(56.8)%
Effect of currency translation on cash	—	(3)
Net increase in cash and cash equivalents	112	38
Cash and cash equivalents at beginning of period	138	234
Cash and cash equivalents at end of period	$250	$272

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 27, 2014	June 28, 2013	% Change	June 27, 2014	March 28, 2014	% Change	June 27, 2014	June 28, 2013	% Change
Net Income (GAAP)	$82	$113	(27.4)%	$82	$63	30.2%	$222	$325	(31.7)%
Restructuring and related, net(1)	6	—		6	6		15	—
Acquisition and integration costs(1)	2	—		2	—		2	—
Conversion costs(1)	11	—		11	4		17	—
Non-recurring separation costs(1)	1	4		1	3		7	11
Separation related other expense (income)(2)	34	(1)		34	—		35	(22)
Pre-separation and other discrete tax items	(39)	—		(39)	13		(26)	—
Net Income before special items	$97	$116	(16.4)%	$97	$89	9.0%	$272	$314	(13.4)%

(1)
Items have been presented net of tax of $10M for the quarter ended June 27, 2014, $2M for the quarter ended June 28, 2013, $6M for the quarter ended March 28, 2014, $22M for the nine months ended June 27, 2014 and $6M for the nine months ended June 28, 2013.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Nine Months Ended
	June 27, 2014	June 28, 2013	% Change	June 27, 2014	March 28, 2014	% Change	June 27, 2014	June 28, 2013	% Change
Diluted EPS (GAAP)	$0.47	$0.52	(9.6)%	$0.47	$0.34	38.2%	$1.20	$1.43	(16.1)%
Impact of special items(1)	0.08	0.01		0.08	0.15		0.27	(0.05)
Diluted EPS before special items	$0.55	$0.53	3.8%	$0.55	$0.49	12.2%	$1.47	$1.38	6.5%

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Quarters Ended			For the Nine Months Ended
	June 27, 2014	June 28, 2013	% Change	June 27, 2014	March 28, 2014	% Change	June 27, 2014	June 28, 2013	% Change
Diluted EPS (GAAP)	$0.47	$0.52	(9.6)%	$0.47	$0.34	38.2%	$1.20	$1.43	(16.1)%
Plus: Impact of income tax expense on diluted EPS	0.02	0.22		0.02	0.30		0.54	0.72
Less: Impact of income taxes paid, net of refunds	(0.04)	0.04		(0.04)	(0.05)		(0.11)	—
Diluted EPS at cash tax rates	$0.45	$0.78	(42.3)%	$0.45	$0.59	(23.7)%	$1.63	$2.15	(24.2)%
Impact of special items(1)	0.35	0.02		0.35	0.10		0.51	(0.02)
Diluted EPS before special items at cash tax rates	$0.80	$0.80	—%	$0.80	$0.69	15.9%	$2.14	$2.13	0.5%

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 27, 2014	June 28, 2013	Change	June 27, 2014	March 28, 2014	Change	June 27, 2014	June 28, 2013	Change
Net Income (GAAP)	$82	$113	(27.4)%	$82	$63	30.2%	$222	$325	(31.7)%
Interest expense, net	49	31		49	46		142	85
Income tax expense	3	49		3	55		101	165
Depreciation and intangible asset amortization	258	238		258	260		767	697
Amortization of deferred subscriber acquisition costs	33	31		33	33		98	91
Amortization of deferred subscriber acquisition revenue	(37)	(34)		(37)	(37)		(111)	(99)
EBITDA	$388	$428	(9.3)%	$388	$420	(7.6)%	$1,219	$1,264	(3.6)%
EBITDA Margin	45.7%	51.4%	-570 bps	45.7%	50.2%	-450 bps	48.3%	51.3%	-300 bps

Restructuring, net	9	—		9	1		15	—
Acquisition and integration costs	2	—		2	—		3	—
Conversion costs	18	—		18	6		27	—
Non-recurring separation costs	1	6		1	4		10	17
Separation related other expense (income)(1)	34	(1)		34	—		35	(22)
EBITDA before special items	$452	$433	4.4%	$452	$431	4.9%	$1,309	$1,259	4.0%
EBITDA Margin before special items	53.2%	52.0%	120 bps	53.2%	51.5%	170 bps	51.8%	51.1%	70 bps

Subscriber acquisition cost expenses net of related revenue	92	95		92	94		284	291
EBITDA before special items (pre-SAC)	$544	$528	3.0%	$544	$525	3.6%	$1,593	$1,550	2.8%
EBITDA Margin before special items (pre-SAC)	68.2%	67.3%	90 bps	68.2%	66.7%	150 bps	67.2%	66.8%	40 bps

Revenue (GAAP)	$849	$833	1.9%	$849	$837	1.4%	$2,525	$2,463	2.5%
Subscriber acquisition cost related revenue	(51)	(49)		(51)	(50)		(153)	(142)
Revenue (pre-SAC)	$798	$784	1.8%	$798	$787	1.4%	$2,372	$2,321	2.2%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	June 27, 2014	June 28, 2013	March 28, 2014
Last quarter, annualized EBITDA before special items (pre-SAC)	$2,176	$2,112	$2,100
SAC required to maintain recurring revenue(1)	(1,232)	(1,119)	(1,304)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$934	$983	$786

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	June 27, 2014	June 28, 2013	March 28, 2014
Last quarter average recurring revenue under contract for the period	$262	$255	$258
Trailing twelve month disconnects net of price escalation(2)	14.6%	14.2%	15.0%
Last quarter gross recurring revenue creation multiple(3)	32.2	30.9	33.7
SAC required to maintain recurring revenue	$1,232	$1,119	$1,304

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
FCF Before Special Items

	For the Quarters Ended			For the Quarters Ended
($ in millions)	June 27, 2014	June 28, 2013	% Change	June 27, 2014	March 28, 2014	% Change
Net cash provided by operating activities	$408	$461	(11.5)%	$408	$422	(3.3)%
Dealer generated customer accounts and bulk account purchases	(137)	(138)		(137)	(115)
Subscriber system assets	(163)	(150)		(163)	(168)
Capital expenditures	(23)	(20)		(23)	(21)
FCF	$85	$153	(44.4)%	$85	$118	(28.0)%
Restructuring, net	3	—		3	—
Acquisition and integration costs	1	—		1	1
Tax sharing costs	(19)	—		(19)	(12)
Conversion costs	14	—		14	5
Non-recurring separation costs including capital expenditures	14	12		14	9
FCF before special items	$98	$165	(40.6)%	$98	$121	(19.0)%
Revenue at Constant Currency

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 27, 2014	June 28, 2013	% Change	June 27, 2014	June 28, 2013	% Change
Recurring revenue as reported	$785	$764	2.7%	$2,333	$2,264	3.0%
Recurring revenue at constant currency (1)	$787	$764	3.0%	$2,341	$2,264	3.4%

Total revenue as reported	$849	$833	1.9%	$2,525	$2,463	2.5%
Total revenue at constant currency (1)	$851	$833	2.2%	$2,534	$2,463	2.9%

(1)	Constant currency revenue results are calculated by translating current period revenue in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	June 27, 2014	September 27, 2013	September 28, 2012
Net Income (GAAP)	$318	$421	$394
Interest expense, net	174	117	92
Income tax expense	157	221	236
Depreciation and intangible asset amortization	1,012	942	871
Amortization of deferred subscriber acquisition costs	130	123	111
Amortization of deferred subscriber acquisition revenue	(147)	(135)	(120)
EBITDA	$1,644	$1,689	$1,584
Restructuring, net	14	(1)	4
Acquisition and integration costs	5	2	14
Conversion costs	27	—	—
Non-recurring separation costs	16	23	7
Separation related other income(1)	34	(23)	—
EBITDA before special items	$1,740	$1,690	$1,609
EBITDA Margin before special items	51.6%	51.1%	49.8%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	June 27, 2014	September 27, 2013	September 28, 2012
Current maturities of long-term debt	$3	$3	$2
Long-term debt	4,725	3,373	2,525
Total Debt	$4,728	$3,376	$2,527

Leverage Ratio(2)	2.7	2.0	1.6

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	June 27, 2014	June 28, 2013	Change
Recurring customer revenue (in millions)	$785	$764	2.7%
Other revenue (in millions)	64	69	(7.2)%
Total revenue (in millions)	$849	$833	1.9%

Ending number of customers (in thousands)(1)	6,377	6,426	(0.8)%
Gross customer additions (in thousands)(1)	250	273	(8.4)%
Customer revenue attrition rate(2)	13.9%	13.8%	10 bps
Customer unit attrition rate(3)	13.5%	13.3%	20 bps
Average revenue per customer (dollars)(1) (4)	$41.85	$40.28	3.9%

(1)
During the first quarter of fiscal year 2014, the Company determined that a small number of customer upgrades in Canada were incorrectly reflected as customer additions in prior periods. As a result, historical ending number of customers, gross customer additions and average revenue per customer have been adjusted. This adjustment had no impact on our financial statements for any prior periods.

(2)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(3)
The attrition rate is a 52 week trailing ratio, the numerator of which is the trailing twelve month units canceled during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(4)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.